SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CYMABAY THERAPEUTICS, INC.

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CYMABAY THERAPEUTICS, INC.

7999 Gateway Blvd., Suite 130

Newark, CA 94560

(510) 293-8800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of CymaBay Therapeutics, Inc., a Delaware corporation. The meeting will be held on Monday, June 1, 2015, at 9:00 a.m. local time at 7677 Gateway Blvd., Conference Center 1st Floor, Banquet Room, Newark, CA 94560 for the following purposes:

1.	To elect the Board of Directors’ six nominees for director to serve until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for its fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 9, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 1, 2015, at 7677 Gateway Blvd., Conference Center 1st Floor, Banquet Room, Newark, CA 94560.

The proxy statement and annual report to stockholders

are available at http://www.astproxyportal.com/ast/18519.

By Order of the Board of Directors

/s/ Sujal Shah
Sujal Shah Secretary

Newark, California

April 21, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYMABAY THERAPEUTICS, INC.

7999 Gateway Blvd., Suite 130

Newark, CA 94560

(510) 293-8800

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of CymaBay Therapeutics, Inc. (“CymaBay”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 21, 2015, to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 27, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Monday, June 1, 2015, at 9:00 a.m. local time at 7677 Gateway Blvd., Conference Center 1st Floor, Banquet Room, Newark, CA 94560. Directions to the Annual Meeting may be found at www.pacificresearchcenter.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 9, 2015, will be entitled to vote at the Annual Meeting. On this record date, there were 15,259,003 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 9, 2015, your shares were registered directly in your name with CymaBay’s transfer agent, American Stock Transfer & Trust Company, LLC then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card (if you have received one), or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2015, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the Board’s six nominees for director to serve until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	Ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 31, 2015, to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 31, 2015, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from CymaBay. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the

Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon you have one vote for each share of common stock you own as of April 9, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, for instance, matters which may be considered by stockholders such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all six of the Board’s nominees for director and “For” the ratification of selection by the Audit Committee of the Board of Ernst & Young as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to CymaBay’s Secretary at 7999 Gateway Blvd., Suite 130, Newark, CA 94560.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 19, 2015, to CymaBay’s Secretary at 7999 Gateway Blvd., Suite 130, Newark, CA 94560; provided, however, that if our 2016 annual meeting of stockholders is held before May 2, 2016, or after July 1, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2016 annual meeting of stockholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 4, 2016, and no later than March 3, 2016, except that if our 2016 annual meeting of stockholders is held before May 2, 2016, or after July 1, 2016, notice by the stockholder to be timely may be received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count (a) for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to Proposal 2 “For,” “Against,” abstentions and if applicable, broker non-votes.

Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the six nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

•	To be approved, Proposal 2, ratification of selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of CymaBay for its fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 15,259,300 shares outstanding and entitled to vote. Thus, the holders of 7,629,651 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

CymaBay’s Board of Directors consists of seven directors. There are six nominees for director this year. Effective upon the consummation of the 2015 Annual Meeting, the authorized number of director on our Board shall be six members, and Dr. Edward E. Penhoet, one of our current directors, will cease to be a director of CymaBay. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. It is CymaBay’s policy to encourage nominees for directors to attend its annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by CymaBay. Each person nominated for election has agreed to serve if elected. CymaBay’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct CymaBay’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members. Dr. Wills was nominated by the Nominating and Corporate Governance Committee and appointed to the Board effective March 2015, at the recommendation of the Chief Executive Officer of CymaBay.

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD WITH CYMABAY
Dr. Harold E. Van Wart, Ph.D.	67	President, Chief Executive Officer, Director
Dr. Louis G. Lange, M.D., Ph.D.	66	Director
Dr. Carl Goldfischer, M.D.	56	Director
Dr. Hari Kumar, Ph.D.	59	Director
Mr. Kurt von Emster	47	Director
Dr. Robert J. Wills, Ph.D.	61	Director

Harold E. Van Wart, Ph.D. has served as CymaBay’s President since April 2001 and Chief Executive Officer and member of its board of directors since 2003. He served as Chief Operating Officer from December 2002 to January 2003 and Senior Vice President, Research and Development from October 2000 to December 2002. From 1999 to 2000, Dr. Van Wart was vice president and therapy area head for arthritis and fibrotic diseases at Roche Biosciences, a biopharmaceutical company. From 1992 to 1999, he was vice president and director of the institute of biochemistry and cell biology at Syntex Corporation, a biopharmaceutical company acquired by Roche Biosciences in 1994. From 1978 to 1992, Dr. Van Wart served on the faculty of Florida State University. Dr. Van Wart holds a Ph.D. from Cornell University and a B.A. from SUNY Binghamton. Dr. Van Wart has been a member of the board of directors of Conatus Pharmaceuticals since 2007. He currently also serves on the Emerging Companies and Health Section Governing Boards of the Biotechnology Industry Organization (BIO), as well as on its board of directors, and on the board of directors and executive committee at BayBio.

Louis G. Lange, M.D., Ph.D. has been a member of our Board since November 2003 and has been chairman of the board since October 2009. Dr. Lange was elected to the Board due to his significant drug development experience and leadership roles held in various companies and academic institutions. Dr. Lange has 22 years experience in academic medicine at Harvard and Washington University, where he served as Chief of Cardiology and Professor of Medicine at Jewish Hospital from 1985-1992 and was one of the first academicians in molecular cardiology. He founded CV Therapeutics, Inc. in 1990 and as Chairman, CEO and Chief Scientific Officer, led CV Therapeutics, Inc.’s initial public offering in 1996 and the overall pipeline development and the initiatives for U.S. FDA and European EMEA approval for Ranexa®, a late sodium channel blocker. He also led the approval of Lexiscan®, an adenosine A2a receptor agonist for use in myocardial perfusion imaging studies. Dr. Lange oversaw CV Therapeutics, Inc. and its sale to Gilead Sciences Inc. in 2009 for $1.4 billion dollars. As a member of the Board of Trustees at the University of Rochester since 1998 and as Chair of the Health Affairs committee that oversaw all of the medical operations, Dr. Lange has been part of the leadership team for strategic re-invigoration of the medical center with construction of two research buildings and recruitment of over 100 faculty members. As a member of the board of directors of BIO from 1999 to 2009, Dr. Lange led the largest committee of member companies for two years and was picked as one of two biotech executives to attend the ceremonies at the White House for the signing of the Bioterrorism bill in 2004. Dr. Lange served as a member of the board of directors of CV Therapeutics, Inc. from 1990 to 2009 and as a member of the board of directors of Maxygen, Inc. from 2006 through 2013. Dr. Lange served as a member of the board of directors of Esperion Therapeutics, Inc. from 2010 through 2014. Dr. Lange has been a General Partner at Asset Management since 2009; remains a senior advisor to Gilead Sciences Inc. and serves on numerous other Boards in both the non-profit and for-profit arena. Dr. Lange holds an M.D. from Harvard University, a Ph.D. in Biological Chemistry from Harvard University and a Bachelor’s degree from the University of Rochester.

Carl Goldfischer, M.D. has been a member of our Board since August 2003. Dr. Goldfischer was elected to the Board as a result of Bay City Capital’s investment in the company and his in depth knowledge of the pharmaceutical industry. Dr. Goldfischer is an investment partner and managing director of Bay City Capital, serving as a member of the board of directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was chief financial officer of ImClone Systems Inc. Previously, he was a research analyst with the Reliance Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer is a member of the board of directors for BrainCells Inc., Cydan, EnteroMedics Inc. and Epizyme, Inc. Dr. Goldfischer received a M.D. with honors in scientific research from Albert Einstein College of Medicine and a B.A. from Sarah Lawrence College.

Hari Kumar, Ph.D. has been a member of our Board since September 2012. Dr. Kumar was elected to the Board as a result his in depth knowledge and experience in the pharmaceutical industry. Dr. Kumar has over 25 years of pharmaceutical experience. Dr. Kumar has served as Chief Executive Officer and Board Director of Adheron Therapeutics, Inc., since July 2013. Prior to that, he was Chief Executive Officer of Panmira Pharmaceuticals LLC from October 2011 until June 2013 and Chief Business Officer of Amira Pharmaceuticals, Inc. from 2007 until its acquisition by Bristol Meyer Squibb in 2011. Prior to that, Dr. Kumar worked at Hoffmann-La Roche Inc. serving in the capacity of research, sales and marketing, lifecycle management and finally to business development from 1999 until 2007. While with Roche, Dr. Kumar was involved in guiding cross functional teams at Roche for the Transplantation franchise which resulted in the growth of the products in the franchise to achieve billion dollar sales. Dr. Kumar also identified and partnered valuable products that have enhanced Roche’s portfolio, including Isotechnika, Biotie, Biocryst and Actellion. Dr. Kumar has overseen the launch of the immunosuppressive, CellCept®, the Alzheimer’s drug, Aricept® and gastric ulcer drug, Aciphex®. During the period 1996 through 1999, Dr. Kumar worked for Eisai Ltd, as their European Marketing Director. Dr. Kumar trained as an immunologist at University College London where he completed his Ph.D., and he completed a postdoctoral fellowship at Tufts New England Medical Center in Boston and another fellowship at the Marie Curie Cancer Research Centre in UK.

Kurt von Emster, CFA has been a member of our Board since April 2009. Mr. von Emster was elected to the Board because of his in depth knowledge of the pharmaceutical industry where he has been an institutional biotechnology and health care analyst and portfolio manager for 25 years. Mr. von Emster has been a Partner at Abingworth LLC since January 2015. Prior to joining Abingworth, Mr. von Emster was a co-founder and Managing Partner of venBio LLC from May 2009 until January 2015. In 2001, Mr. von Emster became a General Partner at MPM Capital, a leading biotechnology private equity firm, and launched the MPM BioEquities Fund, a cross over public and private biotechnology hedge fund. He was the portfolio manager of this fund from inception in 2001 until his departure in 2009. Mr. von Emster’s investment career started in 1989 at Franklin Templeton Investments where he founded and managed several health and biotechnology funds in the 1990s, each achieving a 5-star Morningstar ranking. In 2000, he was managing over $2B in biotech and health care funds for Franklin Templeton. He is a member of the board of directors of CRISPR Therapeutics (private) and Cytos Biotechnology AG, a former member of the board of Aurinia Pharma, Facet Biotech Corporation (sold to Abbott Laboratories in 2010) and Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics Holdings, Inc. in 2013), and a former board observer of Acceleron Pharma Inc. Mr. von Emster holds a B.S. in Business and Economics from the University of California, Santa Barbara.

Robert J. Wills, Ph.D. has been a member of our Board since March 2015. Dr. Wills was elected to the Board because of his extensive and significant experience over more than 35 years in the pharmaceutical industry, including preclinical and clinical research and development, business development and strategic partnering. Dr. Wills served in a variety of executive roles for Johnson & Johnson, or J&J, from December 1989 to February 2015 and recently served as Vice President, Alliance Manager where he was responsible for managing strategic alliances for J&J’s Pharmaceutical Group worldwide since 2002. Prior to this, Dr. Wills spent 22 years in pharmaceutical drug development, 12 of which were at J&J and 10 of which were at Hoffmann-La Roche Inc. Before assuming his role as Alliance Manager at J&J, Dr. Wills served as Senior Vice President Global Development at J&J where he was responsible for its late stage development pipeline and was a member of several internal commercial and research and development operating boards. Dr. Wills is a member of the Board of GTx, Inc., where he serves as Executive Chairman and Chair of the Scientific and Development Committee. Dr. Wills holds a B.S. in Biochemistry and a M.S. in Pharmaceutics from the University of Wisconsin and a Ph.D. in Pharmaceutics from the University of Texas.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with CymaBay’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and CymaBay, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Lange, Dr. Goldfischer, Dr. Kumar, Dr. Wills, Mr. von Emster and Dr. Penhoet. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with CymaBay.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of CymaBay has an independent chair, Dr. Lange, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. CymaBay believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of CymaBay. In addition, CymaBay believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of CymaBay and its stockholders. As a result, CymaBay believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has an active role, as a whole and also at the committee level, in overseeing management of CymaBay’s risks. The Board regularly reviews information regarding CymaBay’s credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and CymaBay’s independent registered public accounting firm, as appropriate, CymaBay’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to CymaBay’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Dr. Louis G. Lange			X	(1)
Dr. Carl Goldfischer	X	(1)	X
Dr. Edward E. Penhoet(2)			X
Dr. Hari Kumar	X				X
Mr. Kurt von Emster	X				X	(1)
Dr. Robert Wills(3)			X		X
Total meetings in fiscal 2014	6		5		2

(1)	Committee Chairperson
(2)	Dr. Penhoet will cease to be a member of our Board upon commencement of the Annual Meeting.
(3)	Dr. Wills joined our Board and became a member of our Compensation Committee and Nominating and Corporate Governance Committee effective March 18, 2015.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to CymaBay.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee CymaBay’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on CymaBay’s audit engagement team as required by law; review and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by CymaBay regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review CymaBay’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of CymaBay’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Dr. Goldfischer, Dr. Kumar and Mr. von Emster. The Audit Committee met six times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on CymaBay’s website at http://ir.cymabay.com/governance-docs.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of CymaBay’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standard). The Board has also determined that Dr. Goldfischer qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC, and satisfies the financial sophistication requirements of the NASDAQ listing standards. For Dr. Goldfischer, the Board made a qualitative assessment of his individual levels of knowledge and experience, based on a number of factors, including his respective formal education and the fact that Dr. Goldfischer was formerly a chief financing officer for a public company.

Report of the Audit Committee of the Board of Directors1

Management is responsible for CymaBay’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of CymaBay’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014, with management and Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in CymaBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Dr. Carl Goldfischer

Dr. Hari Kumar

Mr. Kurt von Emster

Compensation Committee

The Compensation Committee is composed of the following directors: Dr. Lange, Dr. Goldfischer and Dr. Wills, and until the 2015 Annual Meeting, Dr. Penhoet. All members of CymaBay’s Compensation Committee are independent as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Compensation Committee met five times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on CymaBay’s website at http://ir.cymabay.com/governance-docs.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee CymaBay’s compensation strategy, policies, plans and programs, including:

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of CymaBay’s Chief Executive Officer and the other executive officers and directors; and

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of CymaBay under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	administration of CymaBay’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedure

CymaBay expects that the Compensation Committee will meet at least two times annual and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of CymaBay. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of CymaBay, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The Compensation Committee anticipates engaging a compensation consultant in 2015 after taking into consideration the six factors prescribed by the SEC and NASDAQ.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of CymaBay (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for CymaBay.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Kumar, Dr. Wills and Mr. von Emster. All members of the Nominating and Corporate Governance Committee are independent as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met twice during 2014. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on CymaBay’s website at http://ir.cymabay.com/governance-docs.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of CymaBay, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of CymaBay’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of CymaBay and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and CymaBay, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to CymaBay during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 7999 Gateway Blvd., Suite 130, Newark, CA 94560 by January 1 of the year in which such director is to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of CymaBay’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

CymaBay has adopted a formal communication policy which provides that stockholders wishing to communicate with the Board of Directors or an individual director regarding any matter, other than concerns or complaints about CymaBay’s accounting, internal controls or auditing matters, may send a written communication addressed as follows: Chief Financial Officer, CymaBay Therapeutics, Inc., 7999 Gateway Blvd., Suite 130, Newark, CA 94560. Communications also may be sent by e-mail to the following address shareholders@cymabay.com. Any concerns or complaints about CymaBay’s accounting, internal controls or auditing matters should be submitted in compliance with CymaBay’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters. CymaBay’s Chief Financial Officer will review each communication. The Chief Financial Officer will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chief Financial Officer will discard the communication. A copy of CymaBay’s stockholder communication policy is posted at CymaBay’s website at http://ir.cymabay.com/governance-docs.

CODE OF BUSINESS CONDUCT AND ETHICS

CymaBay has adopted the CymaBay Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on CymaBay’s website at http://ir.cymabay.com/governance-docs. If CymaBay makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, CymaBay will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as CymaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited CymaBay’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither CymaBay’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as CymaBay’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of CymaBay and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to CymaBay for the fiscal years ended December 31, 2014, and December 31, 2013, by Ernst & Young LLP, CymaBay’s principal accountant.

	Fiscal Year Ended
	2014	2013
Audit Fees(1)	$646,563	$1,178,450
Total	$646,563	$1,178,450

(1)	In 2014, Audit Fees consisted of fees and expenses covering the audit of CymaBay’s financial statements and reviews of our interim quarterly reports, as well as a review of our Form S-1 Registration Statement as filed with the SEC on April 8, 2014, as amended, and our Form S-3 Registration Statement as filed with the SEC on November 7, 2014.

During the fiscal year ended December 31, 2014, none of the total hours expended on CymaBay’s financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP full-time permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by CymaBay’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning our executive officers as of April 9, 2015:

Name	Age	Position
Dr. Harold E. Van Wart	67	President, Chief Executive Officer
Mr. Sujal Shah	41	Chief Financial Officer
Dr. Charles A. McWherter	60	Senior Vice President, Chief Scientific Officer
Dr. Pol Boudes	58	Chief Medical Officer

Dr. Harold E. Van Wart’s biography is included above under the section titled “Proposal 1—Election of Directors.”

Sujal Shah joined CymaBay as Chief Financial Officer in December of 2013. Prior to that he served as a consultant and acting Chief Financial Officer since June 2012. From 2010 to 2012, Mr. Shah served as Director, Health Care Investment Banking for Citigroup Inc., where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused in life sciences. From 2004 to 2010 Mr. Shah was employed with Credit-Suisse, last serving in the capacity as Vice President, Health Care Investment Banking Group. Mr. Shah received a MBA from Carnegie Mellon University—Tepper School of Business in 2004 and a M.S. from Northwestern University in Biomedical Engineering in 1997.

Charles A. McWherter, Ph.D. has served as our Senior Vice President and Chief Scientific Officer since July 2007. From 2003 to 2007, he served as Vice President and head of the cardiovascular therapeutics areas of Pfizer Inc., a biopharmaceutical company. From 2001 to 2003, Dr. McWherter served as Vice President of Drug Discovery at Sugen, Inc., a biopharmaceutical company acquired by Pfizer Inc. in 2003. Dr. McWherter obtained his Ph.D. from Cornell University.

Pol Boudes, M.D. joined CymaBay in April 2014 as our Chief Medical Officer. Prior to joining CymaBay, Dr. Boudes was Chief Medical Officer at Amicus Therapeutics. From 2004 to 2009, Dr. Boudes was with Berlex Laboratories (which merged with Bayer HealthCare Pharmaceuticals in 2006) where he held the position of Vice President, Global Clinical Development, Women’s Health Care US. From 1990 to 2004, he held positions of increasing responsibility with Wyeth-Ayerst Research both in Philadelphia, PA and in Europe, with Hoffmann-La Roche, and with Pasteur-Merieux Serums & Vaccines. Dr. Boudes received his M.D. from the University of Aix-Marseilles, France. He completed his internship and residency in Marseilles and in Paris, France and was an Assistant Professor of Medicine at the University of Paris. He is specialized in Endocrinology and Metabolic Diseases, Internal Medicine, and Geriatric diseases.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of CymaBay’s common stock as of January 31, 2015, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of CymaBay as a group; and (iv) all those known by CymaBay to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Entities associated with Alta BioPharma(2)	1,123,600	7.4%
Prudential Financial, Inc.(3)	993,500	6.6%
Entities associated with Versant Venture Capital(4)	1,123,600	7.4%
Lombard Odier Asset Management (USA) Corp(5)	1,368,557	9.0%
Visium Balanced Master Fund, Ltd.(6)	1,000,000	6.6%
Entities associated with Adage Capital Partners GP, LLC(7)	1,000,000	6.6%
Entities associated with Point72 Asset Management, L.P.(8)	1,318,282	8.7%
Harold E. Van Wart(9)	227,374	1.5%
Sujal Shah(10)	93,455	*
Pol Boudes	—	*
Louis G. Lange(11)	40,186	*
Hari Kumar(12)	11,950	*
Edward E. Penhoet(13)	1,135,550	7.5%
Kurt von Emster(14)	34,156	*
Carl Goldfischer(15)	58,679	*
Robert Wills(16)	—	*
All executive officers and directors as a group (10 persons)(17)	1,673,906	10.7%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CymaBay believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,145,624 shares outstanding on January 31, 2015, adjusted as required by rules promulgated by the SEC.
(2)

The information in the table is based solely on the Schedule 13G filed with the SEC on February 12, 2015, by Alta BioPharma Partners III, L.P. (“ABPIII”), Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”), Alta BioPharma Management III, LLC (“ABMIII”) and Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII” and collectively, the “Alta BioPharma entities”), reporting beneficial ownership as of December 31, 2014. ABPIII has sole voting and dispositive control over 960,433 shares of Common Stock and warrants to purchase 68,693 shares of Common Stock, except that ABMIII, the general partner of ABPIII, and Farah Champsi (“Champsi”), and Edward Penhoet (“Penhoet”), directors of ABMIII, may be deemed to share the right to direct the voting and dispositive control over such stock. Dr. Penhoet is a director of CymaBay. ABPIIIKG has sole voting and dispositive control over 64,501 shares of Common Stock and warrants to purchase 4,613 shares of Common Stock, except that ABMIII, the managing limited partner of ABPIIIKG, Champsi and Penhoet, directors of ABMIII, may be deemed to share the right to direct the voting and dispositive control over such stock. AEBPIII has sole voting and dispositive control over 23,668 shares of Common Stock and warrants to purchase 1,692 shares of Common Stock, except that Champsi and Penhoet, managing directors of AEBIII, may be deemed to share the right to direct the voting and dispositive control over such stock. Alta Partners III, Inc. provides investment advisory services to several venture capital funds including, ABPIII, ABPIIIKG and AEBPIII. Alta Partners III, Inc. is a venture capital firm with an office in San Francisco. Alta Partners III, Inc. is a California Corporation. ABPIII is a

Delaware Limited Partnership. ABPIIIKG is a German Limited Partnership, and AEBPIII is a California Limited Liability Company. The address of the Alta BioPharma entities is: One Embarcadero Center, Suite 3700, San Francisco, CA 94111.
(3)	The information in the table is based solely on the Schedule 13G filed with the SEC on February 13, 2015, by Prudential Financial, Inc. (“Prudential”), reporting beneficial ownership as of December 31, 2014. Prudential is a parent holding company and the indirect parent of Jennison Associates LLC (“Jennison”), which is the beneficial owner of the shares. Jennison filed a separate Schedule 13G with the SEC on or about February 11, 2015, reporting sole voting and investment power over these shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of common stock held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have shared power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to common stock held by the Managed Portfolios. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102.
(4)	The information in the table is based solely on the Schedule 13G filed with the SEC on February 17, 2015, by Versant Affiliates Fund II-A L.P., Versant Side Fund II, L.P. and Versant Venture Capital II, L.P., reporting beneficial ownership as of December 31, 2014. Consists of 19,358 shares of common stock and warrants exercisable for 1,384 shares of common stock held by Versant Affiliates Fund II-A, L.P., 9,116 shares of common stock and warrants exercisable for 652 shares of common stock held by Versant Side Fund II, L.P., and 1,020,127 shares of common stock and warrants exercisable for 72,963 shares of common stock held by Versant Venture Capital II, L.P. Versant Ventures II, LLC, the general partner of Versant Venture Capital II, L.P., Versant Side Fund II, L.P. and Versant Affiliates Fund II-A (collectively, the “Versant Funds”), has the shared voting and investment power over the shares held by the Versant Funds. The managing directors of Versant Ventures II, LLC are Brian Atwood, Sam Colella, Ross Jaffe, Bill Link, Barbara Lubash, Don Milder, Rebecca Robertson, Charles Warden and Brad Bolzon, who share voting and investment power with respect to the shares beneficially owned by Versant Ventures II, LLC. The address of The Versant Funds is: One Sansome Street, Suite 3630, San Francisco, CA 94104.
(5)	The information in the table is based solely on the Schedule 13G filed with the SEC on February 11, 2015, by Lombard Odier Asset Management (USA) Corp (“Lombard”) , reporting beneficial ownership as of December 31, 2014. Lombard may be deemed to hold shared voting power and shared dispositive power with respect to these shares of common stock, which are held by 1798 Fundamental Strategies Master Fund, 1798 US Special Situations Master Fund and Amundi Alternatives 1798 US Special Situations Master Fund to which Lombard serves as an investment advisor. The address of Lombard is 888 7th Avenue, 11th Floor, New York, NY 10106.
(6)	The information in the table is based solely on the Schedule 13G filed with the SEC on January 29, 2015, by Visium Balanced Master Fund, Ltd., Visium Asset Management, L.P., JG Asset, LLC, and Jacob Gottlieb, as managing member of JG Asset, LLC (collectively, the “Visium Entities”), reporting beneficial ownership as of December 31, 2014. Based on the information contained in the Schedule 13G, each of the Visium Entities is deemed to have shared voting and investment power with respect to these shares of common stock. The address of the Visium Entities is c/o Visium Asset Management, LP, 888 Seventh Avenue, New York, NY 10019.
(7)	The information in the table is based solely on the Schedule 13G filed with the SEC on January 23, 2015, reporting beneficial ownership as of December 31, 2014. Each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross (collectively “Adage Group”), report having shared voting and investment power over these shares. The address of the Adage Group is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(8)

The information in the table is based solely on the Schedule 13G filed with the SEC on February 17, 2015, reporting beneficial ownership as of December 31, 2014, by: (i) Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect to shares held by certain investment funds it manages; (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”) with respect to shares held by certain investment funds managed by Point72 Asset Management; (iii) EverPoint Asset Management, LLC (“EverPoint Asset

Management”) with respect to shares held by certain investment funds it manages; and (iv) Steven A. Cohen with respect to shares beneficially owned by Point72 Asset Management, Point72 Capital Advisors Inc. and EverPoint Asset Management. According to the information reported, Point72 Asset Management maintains shared voting and investment power with respect to the securities held by certain investment funds it manages pursuant to an investment management agreement. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, EverPoint Asset Management maintains shared voting and investment power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors Inc. and EverPoint Asset Management. Each of (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 571,088 shares; and (ii) EverPoint Asset Management and Mr. Cohen may be deemed to beneficially own 747,194 shares. Each of Point72 Asset Management, Point72 Capital Advisors Inc., EverPoint Asset Management and Mr. Cohen disclaims beneficial ownership of such shares. The principal address for these entities is 72 Cummings Point Road, Stamford, CT 06902.
(9)	Includes shares issuable upon options to acquire 226,916 shares of common stock exercisable within 60 days of January 31, 2015.
(10)	Includes shares issuable upon options to acquire 83,455 shares of common stock exercisable within 60 days of January 31, 2015.
(11)	Includes shares issuable upon options to acquire 38,740 shares of common stock exercisable within 60 days of January 31, 2015.
(12)	Includes shares issuable upon options to acquire 11,950 shares of common stock exercisable within 60 days of January 31, 2015.
(13)	Includes (i) the shares described in footnote (2) above and (ii) shares issuable upon options to acquire 11,950 shares of common stock exercisable within 60 days of January 31, 2015.
(14)	Consists of 17,326 shares held by The Konrad Hans von Emster III and Elizabeth F. von Emster Revocable Trust dated January 18, 2005, shares issuable upon exercise of warrants to acquire 2,000 shares of common stock and shares issuable upon options to acquire 14,830 shares of common stock within 60 days of January 31, 2015.
(15)	Includes 41 shares of common stock held by Bay City Capital LLC, 43,824 shares of common stock held by The Bay City Capital Fund II, L.P. and 2,864 shares of common stock held by The Bay City Capital Fund II Co-Investment Fund, L.P. (collectively the “Bay City Capital Funds”), and shares issuable upon options to acquire 11,950 shares of common stock exercisable within 60 days of January 31, 2015. Carl Goldfischer is a managing director of Bay City Capital Funds, and has voting and investment control over the shares owned by the Bay City Capital Funds. Mr. Goldfischer disclaims beneficial ownership of the shares owned by the Bay City Capital Funds, except to the extent of his pecuniary interest therein.
(16)	Dr. Wills became a member of our Board effective March 2015.
(17)	Consists of shares held by each executive officer and director including the shares described in footnotes 9 through 16 above, and 72,556 shares of common stock exercisable within 60 days of January 31, 2015, held by an executive officer not listed in the table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CymaBay’s directors and executive officers, and persons who own more than ten percent of a registered class of CymaBay’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of CymaBay. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish CymaBay with copies of all Section 16(a) forms they file.

To CymaBay’s knowledge, based solely on a review of the copies of such reports furnished to CymaBay and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ending December 31, 2014 and 2013, by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our Chief Medical Officer, each of whom were serving as executive officers in 2014. The officers listed below are collectively referred to herein as the “Named Executive Officers.”

Name	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Harold Van Wart, Ph.D.	2014	500,000	300,000	529,315	12,397	(3)	1,341,712
President and Chief Executive Officer	2013	431,469	50,000	1,236,754	14,856		1,733,079

Sujal Shah	2014	330,000	150,000	234,391	10,824	(4)	725,215
Chief Financial Officer	2013	13,750	—	497,025	310,900		821,675

Pol Boudes, Ph.D.(5)	2014	322,500	116,500	515,848	24,737	(6)	979,585
Chief Medical Officer

(1)	These amounts are not cash compensation, but represent the aggregate fair value of the stock option grants and incentive awards received by our Named Executive Officers. The table above includes options granted from the 2003 Equity Incentive Plan which generally vest and are exercisable over forty-eight (48) months from the grant date and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The options issued under our 2003 Equity Incentive plan generally have a maximum term of ten years, subject to earlier termination in certain situations related to cessation of employment or service. In addition, certain options issued under our 2003 Equity Incentive Plan were amended by our Compensation Committee in December 2013 to provide that they shall have an exercisable term through December 22, 2023. The table above also includes options granted from the 2013 Equity Incentive Plan, 1/3 of which are vested and immediately exercisable upon the date of grant and the remainder which vest in equal monthly installments over forty-eight months from the date of grant, subject to optionee’s continued employment or services with CymaBay. The options issued under the 2013 Equity Incentive Plan generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or services. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 10 to our financial statements in our annual report on Form 10-K as filed on March 23, 2015, regarding assumptions underlying valuation of equity awards.
(2)	The table above also includes incentive awards issued from our 2013 Equity Incentive Plan that may be settled at the sole discretion of CymaBay, by either (1) the holder’s purchase of the number of shares of our common stock at the exercise price per share on the date of grant or (2) the holder’s receipt of a cash payment equal to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share on the date of grant, multiplied by the portion of the award being exercised. 1/48 of the shares subject to the incentive award vest and are exercisable each month as measured from the date of grant, subject to the holder’s continuous service as of such date; provided, however, 100% of the shares subject to the incentive awards shall accelerate and be fully exercisable immediately prior to the consummation of any change of control.
(3)	Represents $11,191 of health insurance premiums, $648 of group term life insurance premiums, $414 of accidental death and dismemberment insurance premiums, and $144 of disability insurance premiums, in each case paid by the company.
(4)	Represents $9,672 of health insurance premiums, $594 of group term life insurance premiums, $414 of accidental death and dismemberment insurance premiums, and $144 of disability insurance premiums, in each case paid by the company.

(5)	Dr. Boudes was not a named executive officer in 2013 and, accordingly, his 2013 compensation is not included.
(6)	Represents $23,872 of health insurance premiums, $446 of group term life insurance premiums, $311 of accidental death and dismemberment insurance premiums, and $108 of disability insurance premiums, in each case paid by the company.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Harold Van Wart, Ph.D.	5,974	(1)	0	5.00	12/22/2023
	4,402	(2)	0	4.77	01/24/2022
	24,600	(2)	0	5.00	12/22/2023
	109,632	(3)	98,092	5.00	10/30/2023
	23,999	(4)	71,998	5.00	12/22/2023
	68,683	(3)	72,607	5.00	1/5/2024

Sujal Shah	9,729	(4)	29,188	5.00	12/22/2023
	46,554	(3)	46,552	5.00	12/22/2023
	30,415	(3)	32,151	5.00	1/5/2024

Pol Boudes, Ph.D.	0	(5)	77,000	7.00	4/14/2024
	4,333	(4)	21,667	7.00	4/14/2024

(1)	These options were granted from the 2003 Equity Incentive Plan. The option vests in equal monthly installments of over forty-eight (48) months; provided however, that initially, the vesting did not commence until achievement of a milestone, such that upon achievement of such milestone, the number of shares that would have vested under the option equal to the number of months between the date of grant and the date of achievement of the milestone vested and thereafter 1/48 of the shares underlying the option vest monthly thereafter subject to the optionee’s continued employment or service with CymaBay. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service. These options were amended by our Board of Directors on December 23, 2013, to extend the term of the option for an additional 10 years.
(2)	These options were granted from the 2003 Equity Incentive Plan and vest and are exercisable in equal monthly installments over forty-eight (48) months from the grant date and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service. Certain of these options were amended by our Board of Directors on December 23, 2013, to provide that they shall have an exercise price per share equal to $5.00 and to extend the term of the option for an additional 10 years.
(3)	These options were granted from the 2013 Equity Incentive Plan and 1/3 of the shares underlying these options are fully vested on the date of grant and the remainder vest in equal monthly installments over the following forty-eight (48) months and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.
(4)

These incentive awards were issued from our 2013 Equity Incentive Plan and may be settled at the sole discretion of CymaBay, by either (1) the holder’s purchase of the number of shares of our common stock at the exercise price per share on the date of grant or (2) the holder’s receipt of a cash payment equal to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share on the date of grant, multiplied by the portion of the award being exercised. 1/48 of the shares subject to the incentive award vest and are exercisable each month as measured from the date of grant, subject to the holder’s continuous service as of such date; provided, however, 100% of the shares subject to the incentive awards shall accelerate and be fully exercisable immediately prior to the consummation of any change of control.
(5)	These options were granted from the 2013 Equity Incentive Plan and 1/4 of the shares underlying these options are fully vested upon the one year anniversary of the date of grant and the remainder vest in equal monthly installments over the following thirty-six (36) months and are fully vested within four years from the grant date subject to the optionee’s continued employment or service with CymaBay. The options generally have a maximum term of 10 years, subject to earlier termination in certain situations related to cessation of employment or service.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Chief Executive Officer

CymaBay entered into an employment letter agreement with Dr. Harold Van Wart on November 21, 2013. Dr. Van Wart serves as Chief Executive Officer of the company.

Base Salary, Bonus, Benefits: Pursuant to the terms of his employment agreement, Dr. Van Wart earns an annual base salary of $500,000, which has subsequently been amended to $515,000. In addition, Dr. Van Wart is eligible to receive a bonus of up to 50% of his base salary pursuant to his participation in the company’s annual bonus program. The actual amount of Dr. Van Wart’s bonus will be determined by the Board of Directors in its sole discretion based upon its evaluation of Dr. Van Wart’s performance, the company’s performance and other considerations it deems relevant. In addition, Dr. Van Wart is entitled to participate in any employee benefit plans that the company may from time to time have in effect for its employees. Dr. Van Wart is also eligible to participate in an individual disability income protection plan. The company will reimburse Dr. Van Wart for reasonable business expenses incurred in the discharge of his duties in accordance with the general practices and policies of the company and subject to the company’s annual expense budget.

Stock Option Grant: Pursuant to the terms of his employment agreement, Dr. Van Wart was granted stock options to purchase 349,014 shares of the company’s common stock and an incentive award to purchase 95,997 shares of the company’s common stock. 1/3 of the shares subject to Dr. Van Wart’s stock option were vested at the time of grant, with the remaining shares vesting in 48 equal monthly installments subject to Dr. Van Wart’s continuous service with the company.

Termination: Pursuant to the terms of his employment agreement, Dr. Van Wart entered into an at-will employment relationship with the company. Either Dr. Van Wart or the company may terminate the employment relationship at any time, with or without cause and with or without advance notice. If the company terminates Dr. Van Wart without cause and other than as a result of his death or disability, or if Dr. Van Wart resigns for good reason, Dr. Van Wart will be eligible to receive 12 months of his current base salary. In addition, Dr. Van Wart is eligible to receive his annual bonus amount as if all his performance targets have been satisfied. Base salary and bonus severance will be paid in equal installments during the 12 month period following his termination date; provided, however, that no payments will be made to Dr. Van Wart prior to the 60th day following his termination. On the first payroll date following the 60th day following Dr. Van Wart’s termination, the company will pay Dr. Van Wart the severance amounts that he would have received on or prior to such date in a lump sum. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. Van Wart following his termination. Additionally, if Dr. Van Wart elects to continue his group health benefits under COBRA, the company will pay his premiums for COBRA coverage until the earlier of (i) the 12 months following his termination date; (ii) when Dr. Van Wart attains full-time employment or (iii) when

Dr. Van Wart ceases to be eligible for COBRA. Upon termination, the vesting of Dr. Van Wart’s stock options will be accelerated as to the number of shares that would have vested if Dr. Van Wart had been in service for an additional 12 months following his termination date. Dr. Van Wart’s benefits are conditioned on his signing a general release of claims against the company and allowing the release to become effective within 60 days after his termination date.

Termination for Cause, Death or Disability and Resignation for Good Reason: If Dr. Van Wart’s employment is terminated for cause or because of death or disability or in the event Dr. Van Wart resigns for good reason, he will receive only the payment of his accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans.

Change in Control: At the close of a change in control, Dr. Van Wart’s outstanding stock options will become vested and exercisable with respect to 50% of his then-unvested shares of the company’s common stock.

If within 12 months following a change in control, the company or a successor corporation terminates Dr. Van Wart’s employment without cause and other than as a result of his death or disability, or if Dr. Van Wart resigns for good reason, Dr. Van Wart will be eligible to receive 18 months of his current base salary. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. Van Wart following his termination. If Dr. Van Wart elects to continue his group health benefits under COBRA, the company will pay his premiums for COBRA coverage until the earlier of (i) the 18 months following his termination date; (ii) when Dr. Van Wart attains full-time employment or (iii) when Dr. Van Wart ceases to be eligible for COBRA. In addition, Dr. Van Wart is eligible to receive 150% of his annual bonus amount. Upon termination, Dr. Van Wart’s outstanding stock options will become fully vested and exercisable with respect to the remaining 50% of his then-unvested shares of the company’s common stock. Dr. Van Wart’s benefits are conditioned on his signing and making effective a general release of claims against the company on or after his termination date.

Chief Financial Officer

CymaBay entered into an employment letter agreement with Mr. Sujal Shah on December 6, 2013. Mr. Shah serves as Chief Financial Officer.

Base Salary, Bonus, Benefits: Pursuant to the terms of his employment agreement, Mr. Shah earns an annual base salary of $330,000, which has subsequently been amended to $339,000. In addition, Mr. Shah is eligible to receive a bonus of up to 35% of his base salary pursuant to his participation in the company’s annual bonus program. The actual amount of Mr. Shah’s bonus will be determined by the Board of Directors in its sole discretion based upon its evaluation of Mr. Shah’s performance, the company’s performance and other considerations it deems relevant. In addition, Mr. Shah is entitled to participate in any employee benefit plans that the company may from time to time have in effect for its employees. Mr. Shah is also eligible to participate in an individual disability income protection plan. The company will reimburse Mr. Shah for reasonable business expenses incurred in the discharge of his duties in accordance with the general practices and policies of the company and subject to the company’s annual expense budget.

Stock Option Grant: Pursuant to the terms of his employment agreement, Mr. Shah was granted stock options to purchase 155,672 shares of the company’s common stock and an incentive award to purchase 38,917 shares of the company’s common stock. 1/3 of the shares subject to Mr. Shah’s stock option were vested at the time of grant, with the remaining shares vesting in 48 equal monthly installments subject to Mr. Shah’s continuous service with the company.

Termination: Pursuant to the terms of his employment agreement, Mr. Shah entered into an at-will employment relationship with the company. Either Mr. Shah or the company may terminate the employment relationship at any time, with or without cause and with or without advance notice. If the company terminates

Mr. Shah without cause and other than as a result of his death or disability, or if Mr. Shah resigns for good reason, and provided Mr. Shah was continuously employed by the company for the one year following the execution of his employment agreement, Mr. Shah will be eligible to receive 12 months of his current base salary. In addition, Mr. Shah is eligible to receive his annual bonus amount as if all his performance targets have been satisfied, pro-rated for the number of months that have elapsed in the year in which his employment terminates, but in no event will Mr. Shah be paid a bonus pro-rated for less than 9 months. Base salary and bonus severance will be paid in equal installments during the 12 month period following his termination date; provided, however, that no payments will be made to Mr. Shah prior to the 60th day following his termination. On the first payroll date following the 60th day following Mr. Shah’s termination, the company will pay Mr. Shah the severance amounts that he would have received on or prior to such date in a lump sum. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Mr. Shah following his termination. Additionally, if Mr. Shah elects to continue his group health benefits under COBRA, the company will pay his premiums for COBRA coverage until the earlier of (i) the 12 months following his termination date; (ii) when Mr. Shah attains full-time employment; or (iii) when Mr. Shah ceases to be eligible for COBRA. Upon termination, the vesting of Mr. Shah’s stock options will be accelerated as to the number of shares that would have vested if Mr. Shah had been in service for an additional 12 months following his termination date. Mr. Shah’s benefits are conditioned on his signing a general release of claims against the company and allowing the release to become effective within 60 days after his termination date.

Termination for Cause, Death or Disability and Resignation for Good Reason: If Mr. Shah’s employment is terminated for cause or because of death or disability or in the event Mr. Shah resigns for good reason, he will receive only the payment of his accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans.

Change in Control: At the close of a change in control, provided Mr. Shah was continuously employed by the company for the one year following the execution of his employment agreement, Mr. Shah’s outstanding stock options will become vested and exercisable with respect to 50% of his then-unvested shares of the company’s common stock.

If within 12 months following a change in control, the company or a successor corporation terminates Mr. Shah’s employment without cause and other than as a result of his death or disability, or if Mr. Shah resigns for good reason, Mr. Shah will be eligible to receive 12 months of his current base salary. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Mr. Shah following his termination. If Mr. Shah elects to continue his group health benefits under COBRA, the company will pay his premiums for COBRA coverage until the earlier of (i) the 15 months following his termination date; (ii) when Mr. Shah attains full-time employment; or (iii) when Mr. Shah ceases to be eligible for COBRA. In addition, Mr. Shah is eligible to receive 125% of his annual bonus amount. Upon termination, Mr. Shah’s outstanding stock options will become fully vested and exercisable with respect to the remaining 50% of his then-unvested shares of the company’s common stock. Mr. Shah’s benefits are conditioned on his signing and making effective a general release of claims against the company on or after his termination date.

Chief Medical Officer

CymaBay entered into an employment letter agreement with Dr. Pol Boudes on February 28, 2014. Dr. Boudes serves as Chief Medical Officer.

Base Salary, Bonus, Benefits: Pursuant to the terms of his employment agreement, Dr. Boudes earns an annual base salary of $370,000, which has subsequently been amended to $378,325. In addition, Dr. Boudes is eligible to receive a bonus of up to 35% of his base salary pursuant to his participation in the company’s annual bonus program. The actual amount of Dr. Boudes’ bonus will be determined by the Board of Directors in its sole discretion based upon its evaluation of Dr. Boudes’ performance, the company’s performance and other considerations it deems relevant. In addition, Dr. Boudes is entitled to participate in any employee benefit plans that the company may from time to time have in effect for its employees. Dr. Boudes is also eligible to participate in an individual disability income protection plan. The company will reimburse Dr. Boudes for reasonable business expenses incurred in the discharge of his duties in accordance with the general practices and policies of the company and subject to the company’s annual expense budget.

Stock Option Grant: Pursuant to the terms of his employment agreement, Dr. Boudes was granted stock options to purchase 77,000 shares of the company’s common stock and an incentive award to purchase 26,000 shares of the company’s common stock. 1/4 of the shares subject to Dr. Boudes’ stock option vest on the first anniversary of the date of grant, with the remaining shares vesting in 36 equal monthly installments subject to Dr. Boudes’ continuous service with the company.

Termination: Pursuant to the terms of his employment agreement, Dr. Boudes entered into an at-will employment relationship with the company. Either Dr. Boudes or the company may terminate the employment relationship at any time, with or without cause and with or without advance notice. If the company terminates Dr. Boudes without cause and other than as a result of his death or disability, or if Dr. Boudes resigns for good reason, Dr. Boudes will be eligible to receive 12 months of his current base salary. In addition, Dr. Boudes is eligible to receive his annual bonus amount as if all his performance targets have been satisfied, pro-rated for the number of months that have elapsed in the year in which his employment terminates, but in no event will Dr. Boudes be paid a bonus pro-rated for less than 9 months. Base salary and bonus severance will be paid in equal installments during the 12 month period following his termination date; provided, however, that no payments will be made to Dr. Boudes prior to the 60th day following his termination. On the first payroll date following the 60th day following Dr. Boudes’ termination, the company will pay him the severance amounts that he would have received on or prior to such date in a lump sum. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. Boudes following his termination. Additionally, if Dr. Boudes elects to continue his group health benefits under COBRA, the company will pay his premiums for COBRA coverage until the earlier of (i) the 12 months following his termination date; (ii) when Dr. Boudes attains full-time employment; or (iii) when Dr. Boudes ceases to be eligible for COBRA. Upon termination, the vesting of Dr. Boudes’ stock options will be accelerated as to the number of shares that would have vested if Dr. Boudes had been in service for an additional nine months following his termination date. Dr. Boudes’ benefits are conditioned on his signing a general release of claims against the company and allowing the release to become effective within 60 days after his termination date.

Termination for Cause, Death or Disability and Resignation for Good Reason: If Dr. Boudes’ employment is terminated for cause or because of death or disability or in the event Dr. Boudes resigns for good reason, he will receive only the payment of his accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans.

Change in Control: At the close of a change in control, Dr. Boudes’ outstanding stock options will become vested and exercisable with respect to 50% of his then-unvested shares of the company’s common stock.

If within 12 months following a change in control, the company or a successor corporation terminates Dr. Boudes’ employment without cause and other than as a result of his death or disability, or if Dr. Boudes resigns for good reason, Dr. Boudes will be eligible to receive 12 months of his current base salary. Such severance amounts will be reduced by any employment or consulting arrangements obtained by Dr. Boudes following his termination. If Dr. Boudes elects to continue his group health benefits under COBRA, the company will pay his premiums for COBRA coverage until the earlier of (i) the 15 months following his termination date; (ii) when Dr. Boudes attains full-time employment; or (iii) when Dr. Boudes ceases to be eligible for COBRA. In addition, Dr. Boudes is eligible to receive 125% of his annual bonus amount. Upon termination, Dr. Boudes’ outstanding stock options will become fully vested and exercisable with respect to the remaining 50% of his then-unvested shares of the company’s common stock. Dr. Boudes’ benefits are conditioned on his signing and making effective a general release of claims against the company on or after his termination date.

For the purpose of the employee agreements summarized above:

“Cause” means: (i) conviction of, or plea of no contest, with respect to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty that results in material harm to the company; (iii) intentional material violation of any contract or agreement between the executive and the company, including but not limited to the executive’s employment agreement or Employee Agreement on Confidential Information and Inventions, or the executive’s violation of any statutory duty that he owes to the company, but only if the executive does not correct any such violation within 30 days after written notice has been provided to the executive; or (iv) gross negligence or willful neglect of the executive’s job duties, as determined by the Board of Directors in good faith, but only if the executive does not correct such violation within 30 days after written notice has been provided to the executive (if such notice is reasonably practicable).

“Good reason” means: (i) the material reduction in responsibilities, authorities or functions as an employee of the company; (ii) a material reduction in level of compensation; (iii) a relocation material change of the executive’s place of employment that results in an increase to his round trip commute of more than 20 miles; or (iv) the company’s material breach of this letter agreement. Notwithstanding the foregoing, the executive must provide written notice to the general counsel of the company within 30 days after the date on which such event first occurs, and allow the company 30 days during which the company may attempt to rescind or correct the matter giving rise to good reason. If the company does not rescind or correct the conduct giving rise to good reason to the executive’s reasonable satisfaction by the expiration of such period, the executive’s employment will then terminate with good reason as of such thirtieth day.

“Change in control” means an event or a series of related events such as: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than 50% of the voting stock of the company; (ii) a merger or consolidation in which the company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the company. A change in control will only occur if the stockholders of the company immediately before the transaction do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding securities of the company.

In addition, each of the employment agreements contains a “gross up” provision, which provides that if any of the executive officer’s payments constitutes a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and is subject to the excise tax under Code Section 4999, such executive will be entitled to receive from the company an additional payment in an amount equal to (i) all excise taxes (including any interest or penalties imposed with respect to such taxes) imposed on such parachute payments (the “reimbursement payment”) and (ii) all federal, state and local income taxes, employment taxes and any excise taxes that may be imposed on the reimbursement payment.

Director Compensation

The following table shows for the fiscal year ended December 31, 2014, certain information with respect to the compensation of all non-employee directors of CymaBay:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Louis G. Lange, M.D., Ph.D.	50,000	79,646	129,646
Carl Goldfischer, M.D.	58,500	10,752	69,252
Hari Kumar, Ph.D.	46,500	10,752	57,252
Edward E. Penhoet, Ph.D.	41,000	10,752	51,752
Kurt von Emster, CFA	51,500	19,664	71,164
Robert Wills, Ph.D.(2)	—	—	—

(1)

These amounts are not cash compensation, but rather the aggregate fair value of the equity compensation paid to our non-employee directors during the fiscal year. Each director received only one option grant award in 2014, the fair market value of which is reflected in the table. The aggregate fair value is computed in accordance with FASB ASC Topic 718. See Note 10 to our financial statements contained in our Annual Report on Form 10-K as filed with the SEC on March 23, 2015, regarding assumptions underlying valuation of equity awards.
(2)	Dr. Wills became a member of our Board effective March 2015.

At December 31, 2014, the following non-employee directors held options and incentive awards to purchase the following number of shares:

Name	Options	Incentive Awards
Louis G. Lange, M.D., Ph.D.	51,891	12,972
Carl Goldfischer, M.D.	9,340	2,335
Edward E. Penhoet, Ph.D.	9,340	2,335
Hari Kumar, Ph.D.	9,340	2,335
Kurt von Emster, CFA	13,492	3,372
Robert Wills, Ph.D.(1)	—	—

(1)	Dr. Wills became a member of our Board effective March 2015.

Non-Employee Director Compensation Policy

Non-Employee Director Compensation Policy as in Effect in 2014

Our Non-Employee Director Compensation Program as in effect in 2014 compensated our non-employee directors with a combination of cash and equity. Each non-employee director received an annual base cash retainer of $35,000 for such service. The chairman of our board of directors received an additional annual base cash retainer of $5,000 for this service. In addition, we compensated the members of our board of directors for service on our committees as follows:

•	The chairperson of our audit committee received an annual cash retainer of $17,500 for this service, and each of the other members of the audit committee received an annual cash retainer of $7,750.

•	The chairperson of our compensation committee received an annual cash retainer of $10,000 for such service, and each of the other members of the compensation committee received an annual cash retainer of $6,000.

•	The chairperson of our nominating and corporate governance committee received an annual cash retainer of $8,750 for this service, and each of the other members of the nominating and corporate governance committee received an annual cash retainer of $3,750.

Cash payments described above were paid either quarterly or semi-annually at the discretion of the board member. Further, at our first regularly scheduled meeting of the Board in the first quarter the year, our non-employee directors received an additional equity award of an option to purchase shares of our common stock equal to 0.035% of our outstanding stock on the date of grant. Annual option grants will be subject to vesting as determined by our Compensation Committee on the date of grant.

Non-Employee Director Compensation Policy as in Effect in 2015

In January 2015, our Board adopted an Amended and Restated Non-Employee Director Compensation Program intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual base cash retainer of $35,000 for such service. The chairman of our board of directors will receive an additional annual base cash retainer of $20,000 for this service. In addition, we intend to compensate the members of our board of directors for service on our committees as follows:

•	The chairperson of our audit committee will receive an annual cash retainer of $17,500 for this service, and each of the other members of the audit committee will receive an annual cash retainer of $9,000.

•	The chairperson of our compensation committee will receive an annual cash retainer of $10,000 for such service, and each of the other members of the compensation committee will receive an annual cash retainer of $6,000.

•	The chairperson of our nominating and corporate governance committee will receive an annual cash retainer of $8,750 for this service, and each of the other members of the nominating and corporate governance committee will receive an annual cash retainer of $4,000.

Cash payments described above shall be paid either quarterly or semi-annually at the discretion of the board member. Further, at about the time of our annual meeting of stockholders, each non-employee director will receive an additional equity award of an option to purchase 9,000 shares of our common stock. If a new board member joins our board of directors, the director will receive an initial stock option to purchase 18,000 shares of our common stock. Annual option grants and option grants to new board members will be subject to vesting as determined by our Board or Compensation Committee on the date of grant.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2013, CymaBay adopted a written Related-Person Transactions Policy that sets forth CymaBay’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of CymaBay’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CymaBay and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to CymaBay as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of CymaBay, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to CymaBay of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, CymaBay relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to CymaBay, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of CymaBay and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

2013 Financing

On September 30, 2013, CymaBay issued: (a) 374,999 shares of its common stock and warrants exercisable for 74,998 shares of its common stock to entities affiliated with Alta BioPharma for an aggregate purchase price of $1,874,995 (Ed Penhoet is a director of CymaBay and is affiliated with the Alta BioPharama entities); (b) 10,000 shares of its common stock and warrants exercisable for 2,000 shares of its common stock to The Konrad Hans von Emster III and Elizabeth F. von Emster Revocable Trust dated January 18, 2005 (the “von Emster Trust”) for an aggregate purchase price of $50,000 (Kurt von Emster is a director of CymaBay and affiliated with the von Emster Trust); (c) 50,000 shares of its common stock and warrants exercisable for 10,000 shares of its common stock to Johnson and Johnson Development Corporation (“JJDC”) for an aggregate purchase price of $250,000 and 624,944 shares of its common stock to JJDC in cancellation of approximately $16.9 million of debt; (d) 400,000 shares of its common stock and warrants exercisable for 80,000 shares of its common stock to entities affiliated with the Deerfield Funds for an aggregate purchase price of $2,000,000; and (e) 374,999, shares of its common stock and warrants exercisable for 74,999 shares of its common stock to entities affiliated with Versant Venture Capital for an aggregate purchase price of $1,874,995.

CymaBay has entered into indemnity agreements with certain officers and directors which provide, among other things, that CymaBay will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of CymaBay, and otherwise to the fullest extent permitted under Delaware law and CymaBay’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are CymaBay stockholders will be “householding” CymaBay’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or CymaBay. Direct your written request to CymaBay Therapeutics Inc., Secretary, 7999 Gateway Blvd., Suite 130, Newark, CA 94560 or by contacting our Investor Relations at (510) 293-8800. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

By Order of the Board of Directors

/s/ Sujal Shah
Sujal Shah
Secretary

Newark, California

April 21, 2015

A copy of CymaBay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014, is available without charge upon written request to: Corporate Secretary, CymaBay Therapeutics, Inc., 7999 Gateway Blvd., Suite 130, Newark, CA 94560.

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CYMABAY THERAPEUTICS, INC.
Proxy for Annual Meeting of Stockholders on June 1, 2015 Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Harold Van Wart and Sujal Shah as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of CYMABAY THERAPEUTICS, INC. held of record by the undersigned at the close of business on April 9, 2015 at the Annual Meeting of Stockholders to be held June 1, 2015, at 9:00 am Pacific Time at 7677 Gateway Blvd., Conference Center 1st Floor, Banquet Room, Newark, CA 94560, and at any adjournment thereof.
(Continued and to be signed on the reverse side.)
1.1
14475

ANNUAL MEETING OF STOCKHOLDERS OF
CYMABAY THERAPEUTICS, INC.
June 1, 2015
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxv.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from anytouch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
Directions can be found at http://www.pacificresearchcenter.com or by contacting our Investor Relations at (510) 293-8121.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
COMPANY NUMBER
ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18519
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
20630000000000000000 6 060115
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X
1. To elect the CymaBay Therapeutics, Inc. Board of Directors’ six nominees as directors to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified:
NOMINEES:
FOR ALL NOMINEES Kurt von Emster Carl Goldfischer
WITHHOLD AUTHORITY FOR ALL NOMINEES Hari Kumar Louis G. Lange
FOR ALL EXCEPT (See instructions below) Harold Van Wart Robert J. Wills
2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors of CymaBay Therapeutics, Inc. as the independent registered public accounting firm of CymaBay Therapeutics, Inc. for the fiscal year ending December 31, 2015.
FOR AGAINST ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s). mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.